Exhibit 21.1

Subsidiaries of the Registrant

Name:	State (or jurisdiction) in which Incorporated
Web.com Canada, Inc.	Canada
1425 N. Washington Street, LLC	Washington
Web.com Holding Company, Inc.	Delaware
Micron Electronics International, Inc.	Delaware
MEI California, Inc.	California
CommuniTech.Net, Inc.	Missouri
Wazoo Web, Inc.	Georgia
Perfect Privacy, LLC	Connecticut
WSM Holdco, Inc	Delaware
Websource Holdco, Inc.	Delaware
Web Astro GP, Inc.	Delaware
Web Astro LP, Inc.	Delaware
Trellix Corporation	Delaware
Interland Government Contracting, Inc.	Delaware
Franchise Website Solutions, LP HostPro, Inc.	Delaware Delaware
Eversites, LLC	Texas
Siteblast, LLC	Texas
US Web Network, LLC
Register.com (Cayman) LP
Web.com (Cayman) GP Limited
Register.com Investments Cooperatie UA
Register Domain Spain SL
Rcom Holding, Inc.
Ranger Holdco LLC
Register.com, Inc.
Rcom Canada, Corp.
RPI, Inc.
Register Investments ETVE SL
Rcom Spain Holding LLC
Register.com LP
Ranger Registration (Madeira) LLC
Texas Cayman Islands Cayman Islands Netherlands Spain Delaware Delaware Delaware Canada Delaware Spain Delaware Delaware Delaware